United States
Securities and Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2008

Arena Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-46164	73-1596109
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 South Lewis Avenue, Tulsa, Oklahoma 74136
(Address of principal executive offices)

Registrant's telephone number, including area code  (918) 747-6060

          Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CPR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CPR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CPR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

        On June 8, 2007, we filed a Current Report on Form 8-K reporting that we had entered into a letter of intent with Aspen Pipeline L.P., pursuant to which Aspen and we outlined terms for the proposed construction and operation by Aspen of a high pressure natural gas pipeline. We have now executed a definitive agreement to produce and sell natural gas from our Fuhrman Mascho properties in Andrews County, Texas, to Odessa Fuels Marketing, LLC, an affiliate of Aspen Pipeline I, L.P. and Aspen Pipeline II, L.P. (“Aspen”) of Houston, Texas.

        The gas, produced from the Yates formation, has a high nitrogen content and is often considered too costly to produce because of the need to remove the nitrogen before transporting. Aspen has signed a definitive agreement with Odessa–Ector Power Partners, L.P., a wholly-owned subsidiary of PSEG Texas, LP, which in turn is a subsidiary of Public Service Enterprise Group, Incorporated, that will lead to the construction of a dedicated pipeline to the PSEG Texas 1,000-megawatt energy generation facility just outside Odessa, Texas, which can consume a gas blend containing Yates formation gas without removing the excess nitrogen. It is estimated that construction of the pipeline will reach our properties by the end of the fourth quarter 2008, or beginning of the first quarter 2009.

        We have the drilling rights to the Yates gas formation on approximately18,000 acres and have agreed to dedicate the Yates gas reserves to the Aspen project for the life of the reserves. The agreement is for a primary term of 15 years, with the intent that it will last thereafter for the economic life of the dedicated reserves. The agreement requires us to drill or recomplete 60 – 90 wells per year for the first four years, and to strive on a best efforts basis to attain a volumetric goal of 30,000 MMBtu (Million British Thermal Units) or more per day.

        We will receive a price equal to 70% of the Platts Gas Daily, Daily Price Survey, Permian Basin Area, El Paso Permian Basin, Midpoint Posted Price ($/MMBtu), less a $0.30 per Mcf charge for compression and dehydration services provided by Aspen.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARENA RESOURCES, INC.

Date: January 7, 2008	By:	/s/ William R. Broaddrick William R. Broaddrick Vice President Finance and Principal Financial Officer